Timken Posts Record First Quarter And Raises Full-Year Outlook

-- Earns $1.58 per share in the first quarter on $1.4 billion in sales

-- Improves profitability, driven by higher volume and pricing

-- Raises full-year outlook due to strong operating performance and a one-time item

CANTON, Ohio, April 24, 2012 /PRNewswire-FirstCall/ -- The Timken Company (NYSE: TKR) today reported record sales of $1.4 billion in the first quarter of 2012, an increase of 13 percent over the same period a year ago. The increase reflects stronger demand across most of the company's end markets, pricing, mix and the impact of acquisitions.

(Logo: http://photos.prnewswire.com/prnh/20100210/TIMKENLOGO )

The company generated record income in the first quarter of $155.7 million, or $1.58 per diluted share, compared with $112.7 million, or $1.13 per diluted share during the same period a year ago. The increase in first-quarter earnings reflects the benefits of improved pricing, demand, mix and the impact of acquisitions, partially offset by higher selling and administrative expenses.

"Our record performance, as well as our confidence in our improved full-year earnings outlook, stand as further testimony to the company's ability to execute at a structurally higher level of performance," said James W. Griffith, Timken president and chief executive officer. "Around the globe, our company is operating very well, leveraging momentum we see in our target markets, earning new business through our expanded product and services portfolio, and successfully driving those gains to the bottom line."

At quarter-end, total debt was $505 million, or 18.7 percent of capital. As of Mar. 31, 2012, the company had cash of $359 million, resulting in $146 million of net debt, compared with a net debt position of $47 million as of Dec. 31, 2011. The change reflects strong cash flow from earnings, which was more than offset by working capital requirements of approximately $110 million to support increased demand, as well as discretionary pension contributions of $94 million.

Among recent developments, the company:

  Broke ground on a $225 million expansion at its Faircrest Steel Plant in Canton, Ohio, after securing a new five-year basic labor agreement with members of the United Steelworkers of America;
  Raised the quarterly dividend by 15 percent to 23 cents per share;
  Announced an increased share repurchase program for up to 10 million common shares through 2015, with 500,000 shares purchased in the first quarter;
  Earned recognition, for the second year, as one of the World's Most Ethical Companies by the Ethisphere Institute; and
  Received approximately $80 million in distributions under the Continued Dumping and Subsidy Offset Act (CDSOA) in April from amounts previously withheld for anti-dumping cases, and expects to receive approximately $30 million in further distributions in the second quarter.

Mobile Industries Segment Results

In the first quarter, Mobile Industries' sales were $469.1 million, up 6 percent from last year's first-quarter sales of $443 million. The increase was primarily driven by higher demand in the off-highway and rail sectors along with the impact of the Drives acquisition, partially offset by exited business in the light-vehicle sector.

EBIT for the segment was $86.7 million for the first quarter, or 18.5 percent of sales, up 20 percent from $72.1 million, or 16.3 percent of sales in the same period a year ago. The increase was driven by higher volumes and improved manufacturing and logistics costs, partially offset by the impact of exited business and selling and administrative expenses.

Process Industries Segment Results

Process Industries' first-quarter sales were $355.6 million, up 25 percent from $285 million for the same period a year ago. The increase reflects stronger industrial distribution demand, pricing and the impact of the Drives and Philadelphia Gear acquisitions.

Process Industries' first-quarter EBIT was $82.3 million, or 23.1 percent of sales, up 26 percent from $65.3 million, or 22.9 percent of sales for the same period a year ago. The increase reflects the benefit of higher volume, pricing and acquisitions, partially offset by higher selling and administrative expenses.

Aerospace and Defense Segment Results

Aerospace and Defense had first-quarter sales of $91.3 million, up 15 percent from $79.1 million for the same period last year. The increase reflects higher volume across most end-markets, led by the defense and motion control sectors.

First-quarter EBIT was $10.7 million, or 11.7 percent of sales, up from $1.6 million, or 2 percent of sales for the same period a year ago. The improvement reflects higher volume and lower selling and administrative expenses.

Steel Segment Results

Sales for Steel, including inter-segment sales, were $535.5 million in the first quarter, an increase of 11 percent from $481.5 million for the same period last year. The results reflect increased pricing and favorable mix driven by strengthening demand in the oil and gas markets, partially off-set by lower shipments to the industrial and mobile on-highway sectors. Raw-material surcharges increased approximately $5 million from the first quarter last year.

First-quarter EBIT was $88 million, or 16.4 percent of sales, up 48 percent from $59.3 million, or 12.3 percent of sales, for the same period a year ago. EBIT performance benefited from improved pricing and mix, partially offset by lower volume, and higher material and labor costs.

Outlook

Timken now expects sales growth of 7 to 10 percent in 2012, with:

  Mobile Industries sales expected to be flat to up 5 percent for the year, reflecting improved off-highway and rail demand and the impact of acquisitions, offset by reduced light-vehicle business;
  Process Industries sales up 10 to 15 percent, projecting increased global industrial distribution demand, new product sales and the full-year impact of acquisitions;
  Aerospace and Defense sales up 10 to 15 percent, driven by increased demand across most end markets, led by the defense and civil aerospace sectors; and
  Steel sales up 5 to 10 percent, driven by demand in the energy markets as well as pricing.

Timken projects 2012 annual earnings to range from $6.10 to $6.40 per diluted share, reflecting improved operating performance and the one-time benefit of CDSOA receipts expected in the second quarter totaling approximately 70 cents per share.

The company expects to generate approximately $565 million in cash from operations, which includes discretionary pension and VEBA trust contributions of approximately $220 million, net of tax. Free cash flow is projected to be $140 million after making capital expenditures of about $335 million and paying roughly $90 million in dividends. In addition, the company anticipates receiving a total of approximately $70 million, net of tax, in CDSOA distributions. Excluding the discretionary pension and VEBA trust contributions, and CDSOA receipts, the company forecasts free cash flow of approximately $290 million in 2012.

Conference Call Information

During the conference call scheduled for 9:00 a.m. Wednesday, the company will review its financial results as well as presentation materials available online in advance of the call with interested investors and securities analysts.

Conference Call:	Wednesday, April 25, 2012
9:00 a.m. Eastern Time
Live Dial-In:	800-344-0593 or 706-634-0975
(Call in 10 minutes prior to be included.)
Conference ID: 57624909
Replay Dial-In through May 9, 2012:
855-859-2056 or 404-537-3406
Live Webcast:	www.timken.com/investors

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com) keeps the world turning with innovative friction management and mechanical power transmission products and services that help machinery perform more efficiently and reliably. With sales of $5.2 billion in 2011 and approximately 21,000 people operating from locations in 30 countries, Timken is Where You Turn® for better performance.

Certain statements in this news release (including statements regarding the company's forecasts, estimates and expectations) that are not historical in nature are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the company's future financial performance, including information under the heading "Outlook", are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the finalization of the company's financial statements for the first quarter of 2012; the company's ability to respond to the changes in its end markets that could affect demand for the company's products; unanticipated changes in business relationships with customers or their purchases from the company; changes in the financial health of the company's customers, which may have an impact on the company's revenues, earnings and impairment charges; fluctuations in raw material and energy costs and their impact on the operation of the company's surcharge mechanisms; the impact of the company's last-in, first-out accounting; weakness in global economic conditions and financial markets; changes in the expected costs associated with product warranty claims; the ability to achieve satisfactory operating results in the integration of acquired companies; the impact on operations of general economic conditions; higher or lower raw material and energy costs; fluctuations in customer demand; and receipt and retention of CDSOA distributions. Additional factors are discussed in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended Dec. 31, 2011, quarterly reports on Form 10-Q and current reports on Form 8-K. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Timken Company
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
	Three Months Ended March 31,
(Dollars in millions, except share data)	2012	2011
Net sales	$ 1,421.0	$ 1,254.1
Cost of products sold	1,009.4	920.8
Gross Profit	411.6	333.3
Selling, general & administrative expenses (SG&A)	164.7	150.3
Impairment and restructuring	0.2	1.1
Operating Income	246.7	181.9
Other expense, net	(1.3)	(2.4)
Earnings Before Interest and Taxes (EBIT) (1)	245.4	179.5
Interest expense, net	(7.9)	(8.3)
Income Before Income Taxes	237.5	171.2
Provision for income taxes	81.5	57.4
Net Income	156.0	113.8
Less: Net Income Attributable to Noncontrolling Interest	0.3	1.1
Net Income Attributable to The Timken Company	$ 155.7	$ 112.7

Net Income per Common Share Attributable to The Timken Company Common Shareholders

Basic Earnings Per Share	1.59	1.15

Diluted Earnings Per Share	1.58	1.13

Average Shares Outstanding	97,451,935	97,444,389
Average Shares Outstanding - assuming dilution	98,587,622	98,895,826

BUSINESS SEGMENTS (unaudited)
	Three Months Ended March 31,
(Dollars in millions, except share data)	2012	2011

Mobile Industries Segment
Net sales to external customers	$ 469.1	$ 442.9
Intersegment sales	-	0.1
Total net sales	$ 469.1	$ 443.0
Earnings before interest and taxes (EBIT) (1) (2)	$ 86.7	$ 72.1
EBIT Margin (1)	18.5%	16.3%

Process Industries Segment
Net sales to external customers	$ 354.1	$ 284.1
Intersegment sales	1.5	0.9
Total net sales	$ 355.6	$ 285.0
Earnings before interest and taxes (EBIT) (1) (2)	$ 82.3	$ 65.3
EBIT Margin (1)	23.1%	22.9%

Aerospace and Defense Segment
Net sales to external customers	$ 91.3	$ 79.1
Earnings before interest and taxes (EBIT) (1) (2)	$ 10.7	$ 1.6
EBIT Margin (1)	11.7%	2.0%

Steel Segment
Net sales to external customers	$ 506.5	$ 448.0
Intersegment sales	29.0	33.5
Total net sales	$ 535.5	$ 481.5
Earnings before interest and taxes (EBIT) (1) (2)	$ 88.0	$ 59.3
EBIT Margin (1)	16.4%	12.3%

Unallocated corporate expense (2)	$ (20.7)	$ (19.3)
Intersegment eliminations (expense) income (2) (3)	$ (1.6)	$ 0.5

Consolidated
Net sales to external customers	$ 1,421.0	$ 1,254.1
Earnings before interest and taxes (EBIT) (1)	$ 245.4	$ 179.5
EBIT Margin (1)	17.3%	14.3%

(1)

EBIT is defined as operating income plus other income (expense).  EBIT Margin is EBIT as a percentage of net sales.  EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin are useful to investors as these measures are representative of the Company's performance and cash generation.

(2)

As of January 1, 2012, the Company modified the way in which certain selling general and administrative expenses are allocated among business segments.  Prior year amounts have been revised to be consistent with the new allocations.

(3)	Intersegment eliminations represent profit or loss between the Steel segment and the Mobile Industries, Process Industries and Aerospace and Defense segments.

Reconciliation of GAAP net income

This reconciliation is provided as additional relevant information about the company's performance. Management believes consolidated earnings before interest and taxes (EBIT) are more representative of the company's performance and therefore useful to investors. Consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) are another important measure of financial performance and cash generation of the business and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to consolidated EBIT and EBITDA.

	Three Months Ended March 31,
	2012	2011
(Dollars in millions) (Unaudited)
Net Income	$ 156.0	$ 113.8

Provision for income taxes	81.5	57.4
Interest expense	8.6	9.8
Interest income	(0.7)	(1.5)
Consolidated earnings before interest and taxes (EBIT)	$ 245.4	$ 179.5

Depreciation and Amortization	49.8	47.4
Consolidated earnings before interest, taxes, depreciation and amortization (EBITDA)	$ 295.2	$ 226.9

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:
	March 31,	December 31,
	2012	2011
Short-term debt	$ 25.8	$ 36.3
Long-term debt	478.8	478.8
Total Debt	504.6	515.1
Less: Cash, cash equivalents and restricted cash	(358.9)	(468.4)
Net Debt	$ 145.7	$ 46.7

Shareholders' equity	$ 2,198.2	$ 2,042.5

Ratio of Total Debt to Capital	18.7%	20.1%
Ratio of Net Debt to Capital	6.2%	2.2%

This reconciliation is provided as additional relevant information about The Timken Company's financial position.  Capital is defined as total debt plus total shareholders' equity. Restricted cash is $3.6 million at March 31, 2012.

Management believes Net Debt is an important measure of The Timken Company's financial position, due to the amount of cash and cash equivalents.

	Three Months Ended March 31,
Free cash flow:	2012	2011
(Dollars in millions) (Unaudited)
Net cash used by operating activities	$ (38.7)	$ (197.6)
Less: capital expenditures	(46.0)	(20.1)
Less: cash dividends paid to shareholders	(22.5)	(17.6)
Free cash flow	$ (107.2)	$ (235.3)
Plus: discretionary pension contributions,
net of the tax benefit (4)	62.3	98.0
Free cash flow with discretionary contributions added back	$ (44.9)	$ (137.3)

Management believes that free cash flow and free cash flow with discretionary pension contributions added back are useful to investors because they are meaningful indicators of cash generated from operating activities available for the execution of its business strategy.

(4)

The discretionary pension contributions for the first quarter of 2012 was $93.8 million, net of the tax benefit of $31.5 million. The discretionary pension contributions for the first quarter of 2011 was $151.4 million, net of the tax benefit of $53.4 million.

CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in millions) (Unaudited)
	March 31, 2012	December 31, 2011

ASSETS
Cash and cash equivalents	$ 355.3	$ 464.8
Accounts receivable	762.0	645.5
Inventories, net	993.1	964.4
Other current assets	206.1	217.6
Total Current Assets	2,316.5	2,292.3
Property, Plant and Equipment - Net	1,313.3	1,308.9
Goodwill	311.1	307.2
Other assets	432.6	443.7
Total Assets	$ 4,373.5	$ 4,352.1

LIABILITIES
Accounts payable	$ 310.6	$ 287.3
Short-term debt	25.8	36.3
Income taxes	125.2	73.3
Accrued expenses	354.9	447.7
Total Current Liabilities	816.5	844.6

Long-term debt	478.8	478.8
Accrued pension cost	388.3	491.0
Accrued postretirement benefits cost	392.7	395.9
Other non-current liabilities	99.0	99.3
Total Liabilities	2,175.3	2,309.6

EQUITY
The Timken Company shareholders' equity	2,183.8	2,028.3
Noncontrolling Interest	14.4	14.2
Total Equity	2,198.2	2,042.5
Total Liabilities and Equity	$ 4,373.5	$ 4,352.1

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Dollars in millions) (Unaudited)
	Three months ended March 31,
	2012	2011
Cash Provided (Used)
OPERATING ACTIVITIES
Net income attributable to The Timken Company	$ 155.7	$ 112.7
Net income attributable to noncontrolling interest	0.3	1.1
Adjustments to reconcile net income to net cash
provided (used) by operating activities:
Depreciation and amortization	49.8	47.4
Impairment charges	-	1.8
Pension and other postretirement expense	21.0	22.3
Pension and other postretirement benefit contributions and payments	(104.7)	(166.0)
Changes in operating assets and liabilities:
Accounts receivable	(112.0)	(149.6)
Inventories	(21.4)	(80.4)
Accounts payable	22.1	54.8
Accrued expenses	(103.4)	(81.3)
Income taxes	57.8	41.3
Other - net	(3.9)	(1.7)
Net Cash Used By Operating Activities	(38.7)	(197.6)

INVESTING ACTIVITIES
Capital expenditures	(46.0)	(20.1)
Acquisitions	(0.2)	-
Investments - net	17.5	(13.3)
Other	(0.5)	1.2
Net Cash Used by Investing Activities	(29.2)	(32.2)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	(22.5)	(17.6)
Purchase of treasury shares, net	(26.2)	(25.3)
Net proceeds from common share activity	12.6	15.2
Net proceeds from credit facilities	(11.4)	8.3
Other	-	(4.5)
Net Cash Used by Financing Activities	(47.5)	(23.9)
Effect of exchange rate changes on cash	5.9	14.2
Decrease In Cash and Cash Equivalents	(109.5)	(239.5)
Cash and cash equivalents at beginning of period	464.8	877.1
Cash and Cash Equivalents at End of Period	$ 355.3	$ 637.6

The Timken Company

Media Contact: Dan Minnich
Media Relations
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-7760
dan.minnich@timken.com

Investor Contact: Steve Tschiegg
Director – Capital Markets and Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Office Phone: (330) 471-7446
Facsimile: (330) 471-2797
steve.tschiegg@timken.com

For Additional Information:
www.timken.com/media
www.timken.com/investors